Exhibit 99.1.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

NEVADA FINANCIAL INSTITUTIONS DIVISION

LAS VEGAS, NEVADA

)
In the Matter of	)
	)	ORDER TERMINATING A
SERVICE1ST BANK OF NEVADA	)	CONSENT ORDER
LAS VEGAS, NEVADA	)
	)	FDIC-10-512B
(INSURED STATE NONMEMBER BANK))
)
)

IT IS HEREBY ORDERED that the Consent Order issued against Service1st Bank of Nevada, Las Vegas, Nevada, pursuant to Section 8(b) of the Federal Deposit Insurance Act, 12 U.S.C. § 18118(b), on September 1, 2010, be, and hereby is, terminated.

Pursuant to delegated authority.

Dated this 31st day of October, 2011.

/s/ J. George Doerr	/s/ George F. Burns
J. George Doerr
Deputy Regional Director	George F. Burns
Division of Risk Management Supervision	Commissioner
San Francisco Region	Nevada Financial Institutions Division